Exhibit 10.26

Description of Oral Amendment of Loan Agreement

Loan agreement:

On March 2, 2010, the Company purchased a production factory of ginseng beverage for total consideration of 9,000,000 RMB. In order to pay the seller, the Company obtained an 8 million RMB (about USD $1,203,312) bank loan from Meihekou City Rural Credit Union on September 10, 2010. The principal terms of the 8 million RMB bank loan agreement are as follows:

•	Parties: Ganzhi Ginseng Products Co., Ltd (“Ganzhi”) and Meihekou City Rural Credit Union (“Meihekou Credit Union”);

•	Meihekou Credit Union granted a loan of 8 million RMB (about USD $ 1,203,312) to Ganzhi to be used to pay off its debt and the term of the loan is 23 months from September 10, 2010 to August 10, 2012;

•
The loan carries an annual floating rate equals to 90% of the benchmark interest rate.  The benchmark interest rate is the rate announced by the People’s Bank of China as an interest rate of same type and class of loans at the date of the loan and changes with the adjustment of national bank rate.  Meihekou Credit Union calculates the interest on a monthly basis applying this annual floating rate which is payable on the 21st day of each month. The Company is current on the payment of the interest;

•
The payment shall be made in the order of loan expense, interest and principal. Ganzhi shall pay 1,600,000 RMB (about USD $240,662) principal on August 10, 2011 and the rest of principal of 6,400,000 RMB (about USD $962,650) on August 10, 2012.

Ganzhi is currently in default on paying the 1,600,000 RMB principal.

Oral Amendment of Loan Agreement:

Meihekou Credit Union and Ganzhi have orally agreed on August 10, 2011 that the due day of paying the 1,600,000 RMB principal shall be extended to August 10, 2012.

I hereby confirm that the above description is true and accurate:

/s/ Liu, Changzhen
Liu, Changzhen
Dated: October 10, 2011